Exhibit 99.2

JSCE, Inc.
EBITDA (a)

($ Millions)	2003 Full Year

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	25
Interest expense, net	104
Interest income from Smurfit-Stone	(80)
Loss on early extinguishment of debt	2
Depreciation, depletion and amortization	136
Restructuring charges	21
Litigation charges, net	44
Loss on sale of assets	5

EBITDA	257

(a)          EBITDA is defined as income (loss) from continuing operations before: income taxes, cumulative effect of accounting change, interest income from Smurfit-Stone, net interest expense, loss on early extinguishment of debt, depreciation, depletion and amortization, restructuring charges, net litigation charges and loss on sale of assets.  EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position.  It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the period presented.  EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.